EXHIBIT 99.1

News Release

OvaScience Reports Third Quarter 2014 Financial Results

- Company Ahead of Schedule in Achieving Key 2014 AUGMENTSM Treatment Goal -

CAMBRIDGE, Mass., November 10, 2014 — OvaScienceSM (NASDAQ: OVAS), a global life sciences company focused on the discovery, development and commercialization of new fertility treatments, today reported third quarter 2014 financial results.

“The interest in our AUGMENT treatment from global fertility specialists has exceeded our expectations, resulting in OvaScience achieving one of its 2014 goals ahead of schedule,” said Michelle Dipp, M.D., Ph.D., Chief Executive Officer of OvaScience.  “With more than 60 patients receiving the AUGMENT treatment, we continue to work with many of the world’s most forward-thinking fertility experts to bring the AUGMENT treatment to patients and plan to expand our offering to more international clinics.  In addition, we expect to meet our 2014 development goals for our other fertility treatments and continue preparations for the planned launch of our OvaPrime treatment in the second half of 2015.”

Third Quarter and Recent Highlights

•                  Achieved 2014 Goal for AUGMENTSM Treatment

Company is ahead of schedule and has already exceeded the targeted 40-60 AUGMENT treatment cycles that were anticipated this year.  The AUGMENT treatment is available in certain in vitro fertilization (IVF) clinics in three international regions, and OvaScience remains on track to launch the treatment in a fourth international region this year.  The AUGMENT treatment is specifically designed to improve egg health by using mitochondria from a patient’s own egg precursor (EggPCSM) cells during IVF.  The AUGMENT treatment is not available in the United States.

•                  Advanced Studies of OvaPrimeSM Treatment to Support Planned Launch in 2015

Continued to progress studies of the OvaPrime treatment, with results expected by the end of 2014 to support a planned launch in certain IVF clinics in select international regions in the second half of 2015.  The OvaPrime treatment is a potential new fertility treatment that uses EggPC cells to expand a woman’s egg reserve for IVF.

•                  Progressed OvaTureSM Human Proof-of-Concept Research

Advanced preclinical human proof-of-concept studies of the OvaTure treatment, with results expected by the end of the year.  The OvaTure treatment is a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without the need for hormone injections.

•                  Hosted Symposium for Global Reproductive Endocrinologists and other Fertility Specialists at Annual Fertility Meeting

Participated in the American Society for Reproductive Medicine (ASRM) Annual Meeting and held a symposium featuring presentations by experts from the National Institutes of Health, National Foundation for Fertility Research and Taipei Medical University.

•                  Launched New Corporate Website

Launched new OvaScience corporate website to provide additional fertility education resources. For more information, visit www.ovascience.com.

Third Quarter 2014 Financial Results

•                  Net loss for the three months ended September 30, 2014 was $12.9 million, or ($0.54) per share, as compared to net loss of $6.9 million, or ($0.40) per share, for the three months ended September 30, 2013.  The increase is primarily attributable to planned higher personnel costs, stock-based compensation expense, additional research and development expense related to the proof-of-concept studies for the OvaPrime and OvaTure treatments, and costs associated with the launch of the AUGMENT treatment in select international regions. Launch costs include legal and consulting services and establishment of lab-based operations expected to be utilized in future treatment launches.

•                  Research and development expense for the three months ended September 30, 2014 was $5.3 million, compared to $3.2 million for the same period in 2013.  The increase is primarily attributable to increased stock-based compensation expense, due in large part to mark-to-market accounting of certain Founders’ stock, and additional research and development costs associated with lab operations and other research collaborations to advance the development of the OvaPrime and OvaTure treatments.

•                  Selling, general and administrative expense for the three months ended September 30, 2014 was $7.1 million, as compared to $3.7 million for the same period in 2013.  The increase is primarily attributable to higher personnel costs, including stock-based compensation, and other legal and consulting services.

As of September 30, 2014, OvaScience had cash, cash equivalents and short-term investments of $72.2 million.

Upcoming Events and Presentations

•                  Partnering for Cures Conference, November 16-18 in New York, NY

•                  Fortune Most Powerful Women Next Gen Summit, December 2-3 in San Francisco, CA

•                  Oppenheimer Healthcare Conference, December 10-12 in New York, NY

•                  OvaScience Investor Day, December 17 in New York, NY

About OvaScience

OvaScience (NASDAQ: OVAS) is a global life sciences company dedicated to improving fertility for women around the world.  OvaScience is discovering, developing and commercializing new fertility treatments because we believe women deserve more options.  Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells — immature egg cells found inside the protective ovarian lining.  The AUGMENTSM treatment, a fertility option specifically designed to improve egg health, is available in certain IVF clinics in select international regions.  OvaScience is developing the OvaPrimeSM treatment, which could expand a woman’s egg reserve,  and the OvaTureSM treatment, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections. For more information, please visit www.ovascience.com and connect with us on Twitter and Facebook.

Forward-Looking Statements — This press release includes forward-looking statements about the Company’s plans (i) to expand the AUGMENT treatment to more international clinics and to launch the treatment in a fourth international region in 2014, (ii) to have results of proof-of-concept studies of the OvaPrime treatment by the end of 2014 and to launch the OvaPrime treatment in the second half of 2015, (iii) to have results of preclinical human proof-of-concept studies for the OvaTure treatment at the end of 2014, and (iv) plans and treatment possibilities for the AUGMENT treatment and its two potential fertility treatments in development.  Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: the possibility that international IVF clinics that we work with or plan to work with may determine not to begin or continue providing the AUGMENT treatment for commercial or other reasons; our expectation that the AUGMENT treatment and OvaPrime treatment meet the requirements of a class of products exempt from premarket review and approval under applicable regulations in those countries where we plan to introduce the AUGMENT treatment and OvaPrime treatment; our ability to expand our current and potential treatments into additional international markets; the science underlying our treatment and potential treatments in development (including the AUGMENT, OvaPrime and OvaTure treatments), which is unproven; our ability to obtain regulatory approval as necessary for our fertility treatment launched in certain IVF clinics in select international regions and our potential fertility treatments; our ability to develop our potential fertility treatments, including the AUGMENT treatment, OvaPrime treatment and OvaTure treatment, on the timelines we expect, if at all; our ability to commercialize our treatments, including the AUGMENT treatment and OvaPrime treatment, on the timelines we expect, if at all; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. The forward-looking statements contained in this press release reflect our current views with respect to future events. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

— Financial Tables to Follow —

OvaScience, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Operating expenses:
Research and development	$5,325	$3,262	$14,511	$8,518
Selling, general and administrative	7,074	3,663	15,133	9,603
Total operating expenses	12,399	6,925	29,644	18,121
Loss from operations	(12,399)	(6,925)	(29,644)	(18,121)
Interest (expense) / income, net	(25)	34	(109)	77
Other income / (expense), net	24	—	38	—
Loss from equity method investment	(523)	—	(915)	—
Net loss	$(12,923)	$(6,891)	$(30,630)	$(18,044)
Net loss per share—basic and diluted	$(0.54)	$(0.40)	$(1.38)	$(1.14)
Weighted average number of shares used in net loss per share—basic and diluted	23,766	17,048	22,192	15,779

OvaScience, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of September 30,	As of December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$12,125	$18,078
Short-term investments	60,041	26,349
Prepaid expenses and other current assets	1,448	650
Total current assets	73,614	45,077
Property and equipment, net	3,103	880
Investment in joint venture	585	1,500
Other assets	197	88
Total assets	$77,499	$47,545
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,983	$1,654
Accrued expenses	5,820	4,120
Total current liabilities	8,803	5,774
Other non-current liabilities	71	70
Total liabilities	8,874	5,844
Total stockholders’ equity	68,625	41,701
Total liabilities and stockholders’ equity	$77,499	$47,545

Contacts:

Investors
Theresa McNeely

EVP, Strategic Corporate Communications

tmcneely@ovascience.com

617-299-7356

Media

Cara Petralia

Director, Corporate Communications

cpetralia@ovascience.com

617-714-9638

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